Exhibit 107

Calculation of Filing Fee Tables

Form SF-3

(Form Type)

Barclays Commercial Mortgage Securities LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Mortgage Backed Securities	Commercial Mortgage Pass-Through Certificates	Rule 457(s)(2)	$10,000,000,000(2)	100%(2)	$10,000,000,000(2)	$147.60 per $1 million(2)	$1,476,000.00(2)
Carry Forward Securities
Carry Forward Securities	Mortgage Backed Securities	Commercial Mortgage Pass-Through Certificates	Rule 415(a)(6)	$1,290,267,079		$1,290,267,079			Form SF-3	333-257737	November 2, 2021	$140,768.14
	Total Offering Amounts					$11,290,267,079		$1,616,768.14
	Total Fees Previously Paid							$1,616,768.14
	Total Fee Offsets							$0
	Net Fee Due							$0
(1)	Estimated solely for the purpose of calculating the registration fee. Calculated in accordance with Rule 457(o) of the Securities Act of 1933.
(2)	Paid in connection with the previous amendment to this Registration Statement filed on February 2, 2024. In addition, an unspecified additional amount of securities is being registered as may from time to time be offered at unspecified prices. The registrant is deferring payment of all of the registration fees for such additional securities in accordance with Rules 456(c) and 457(s) under the Securities Act.